Exhibit 99.C

EXHIBIT C

NONQUALIFIED STOCK OPTION AGREEMENT

LIGHTNING ROD SOFTWARE, INC.

2000 EQUITY INCENTIVE PLAN

                THIS AGREEMENT, made effective as of this 21st day of August, 2002, by and between Lightning Rod Software, Inc., a Delaware corporation (the “Company”), and Thomas J. Patin (“Optionee”).

W I T N E S S E T H:

                WHEREAS, Optionee on the date hereof is the General Counsel and Acting Chief Executive Officer of the Company; and

                WHEREAS, to induce the Optionee to further the Optionee’s efforts in its behalf, the Company desires to grant to the Optionee a nonqualified stock option to purchase shares of its Common Stock pursuant to the Company’s 2000 Stock Option Plan; and

                WHEREAS, on the date hereof, the Compensation Committee of the Company’s Board of Directors authorized the grant of this nonqualified stock option to the Optionee, and the Company’s Board of Directors ratified such action;

                NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                1.             Grant of Option.  The Company hereby grants to Optionee on the date set forth above (the “Date of Grant”), the right and option (the “Option”) to purchase all or portions of an aggregate of Fifty Thousand (50,000) shares of Common Stock (the “Option Stock”) at a per share price of $0.31 (the “Option Price”) on the terms and conditions set forth herein, and subject only to adjustment in such number of shares as provided in Paragraph 4(c) below.  This Option is a nonqualified stock option and will not be treated as an incentive stock option, as defined under Section 422, or any successor provision, of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.

                2.             Duration and Exercisability.

                                a.             General.  The term during which this Option may be exercised shall terminate on the close of business on the 20th day of August, 2012, except as otherwise provided in Paragraph 2(b) or 4(h) below.  This Option shall be immediately exercisable to the extent of one hundred percent (100%) of the aggregate number of shares of Option Stock.  The Optionee may exercise this Option at any time and from time to time under the terms and conditions of this Agreement until the termination of the Option as provided herein.  If Optionee does not purchase upon an exercise of this Option the full number of shares that Optionee is then entitled to purchase, Optionee may purchase upon any subsequent exercise prior to this Option’s termination such previously unpurchased shares.

                                b.             Voluntary Termination of Relationship and Termination for Cause.  If Optionee voluntarily terminates his relationship with the Company for any reason prior to Optionee reaching 62 years of age, or in the event Optionee’s relationship is terminated for “cause,” this Option shall terminate on the earlier of (i) the close of business on the three-month anniversary date of such termination of relationship, (ii) the expiration date of this Option stated in Paragraph 2(a) above, and (iii) such termination date as may be provided under Paragraph 4(h) below.  For purposes of this Agreement, “cause” shall mean:

                                                                                                                i.              The commission of an action against or in derogation of the interests of the Company that, if proven in a court of law, would constitute a violation of a criminal code or similar law;

                                                                                                                ii.             Divulging confidential information about the Company to the public without the approval of the Company; or

                                                                                                                iii.            The performance of any similar action that the Board of Directors, in its sole discretion, may deem to be sufficiently injurious to the interest of the Company to constitute substantial cause for termination.

In such period following such termination of Optionee’s relationship, this Option shall be exercisable only to the extent the Option had not previously been exercised.  If Optionee does not exercise the Option within the time specified in this Paragraph 2(b), all rights of Optionee under this Option shall be forfeited.  For purposes of this Agreement, Optionee shall not be deemed to have voluntarily terminated his relationship with the Company so long as Optionee continues to render services to the Company or any Parent or Subsidiary as an employee, an officer, a non-employee member of the Board of Directors, or an independent contractor or consultant.

                                c.             Other Terminations.  If Optionee’s relationship with the Company terminates for any reason other than as set forth in Paragraph 2(b), including termination because of death, disability, retirement from the Company after reaching the age of at least 62 years, or failure to be re-elected to the Board of Directors by the Company’s stockholders, this Option shall not terminate until the original stated termination set forth in Paragraph 2(a) or such earlier termination as may be provided under Paragraph 4(h).

                                For purposes of this Agreement, unless the language or context clearly indicates otherwise:

(i)            “Company” shall include any Parent or Subsidiary of the Company.

(ii)           “Disability” means, if Optionee is covered by an individual or group long-term disability policy paid for by the Company, disability as defined in such policy without regard to any waiting period.  If Optionee is not covered by such a policy, “disability” means Optionee suffering a sickness, accident or injury that in the judgment of a physician satisfactory to the Company prevents Optionee from performing substantially all of his or her normal duties for the Company.  The Company may require Optionee to submit to such physical or mental evaluations and tests as the Company deems appropriate.

(iii)          “Parent” shall mean any corporation that owns, directly or indirectly in an unbroken chain, fifty percent (50%) or more of the total voting power of the Company’s outstanding stock.

(iv)          “Subsidiary” shall mean any corporation of which the Company owns fifty percent (50%) or more of the total voting power of such corporation’s outstanding stock, directly or indirectly in an unbroken chain.

(v)           “Termination of relationship with the Company” shall mean that Optionee no longer continues in any capacity to render services to the Company or any Parent or Subsidiary, whether as an employee, an officer, a non-employee member of the Board of Directors, or an independent contractor or consultant.

                3.             Manner of Exercise.

                                a.             General.  The Option may be exercised only by Optionee (or other proper party in the event of death or incapacity), subject to such other administrative rules as the Board of Directors of the Company may deem advisable, by delivering within the option period written notice of exercise to the Company at its principal office.  The notice shall state the number of shares of Option Stock as to which the Option is being exercised and shall be accompanied by payment in full of the option price for all shares designated in the notice.  The exercise of the Option shall be deemed effective upon receipt of such notice by the Company and upon payment that complies with the terms of this Agreement.  The Option may be exercised with respect to any number or all of the shares of Option Stock as to which it can then be exercised and, if partially exercised, may be exercised as to the unexercised shares any number of times during the option period as provided herein.

                                b.             Form of Payment.  Subject to the approval of the Board of Directors of the Company, payment of the Option Price by Optionee shall be in the form of cash, personal check, certified check or previously acquired shares of Common Stock of the Company, or any combination thereof.  Any stock so tendered as part of such payment shall be valued at its fair market value as determined by the Board in its sole discretion by applying principles of valuation with respect to such stock.  For purposes of this Agreement, “previously acquired shares of Common Stock” shall include shares of Common Stock that are already owned by Optionee at the time of exercise.

                                c.             Stock Transfer Records.  As soon as practicable after the effective exercise of all or any part of the Option, Optionee shall be recorded on the stock transfer books of the Company as the owner of the shares purchased, and the Company shall deliver to Optionee one or more duly issued stock certificates evidencing such ownership.  The Company shall pay all requisite original issue or transfer documentary stamp taxes.

                4.             Miscellaneous.

                                a.             Rights as Shareholder.  This Agreement shall not confer on Optionee any right with respect to the continuance of any relationship with the Company or any of its Subsidiaries, nor will it interfere in any way with the right of the Company to terminate any such relationship.  Optionee shall have no rights as a shareholder with respect to shares subject to this Option until such shares have been issued to Optionee upon exercise of this Option.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such shares are issued, except as provided in Paragraph 4(c) below.

                                b.             Securities Law Compliance.  The exercise of all or any parts of this Option shall only be effective at such time as counsel to the Company shall have determined that the issuance and delivery of Common Stock pursuant to such exercise will not violate any state or federal securities or other laws.  Optionee may be required by the Company, as a condition of the effectiveness of any exercise of this Option, to agree in writing that (i) all Common Stock to be acquired pursuant to such exercise shall be held for Optionee’s own account without a view to any further distribution thereof, until such time that such Common Stock is registered or freely tradable under applicable state and federal securities laws, or proposed to be sold in a transaction exempt from the registration requirements of such laws, which exempt status shall be confirmed by an opinion of counsel to Optionee (such opinion and counsel shall be satisfactory in all respects to counsel for the Company), and (ii) such shares will not in any event be actually transferred or disposed of except in compliance with applicable state and federal securities laws.

                                c.             Mergers, Recapitalizations, Stock Splits, Etc.

                                                (i)  Certain changes in the number or character of the Common Stock of the Company (through sale, merger, consolidation, exchange, reorganization, divestiture (including a spin-off), liquidation, recapitalization, stock split, stock dividend or otherwise) shall result in an adjustment, reduction or enlargement, as appropriate, in Optionee’s rights with respect to any unexercised portion of the Option (i.e., Optionee shall have such “anti-dilution” rights under the Option with respect to such events, but shall not have “preemptive” rights).  In the event of an increase or decrease in the number of shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company, the number of shares of Option Stock and the Option Price thereof shall be adjusted by the Board to reflect such change.  Additional shares which may be credited pursuant to such adjustment shall be subject to the same restrictions, including the Company’s Repurchase Right pursuant to Paragraph 3(b), as are applicable to the shares with respect to which the adjustment relates.

                                                (ii)  Subject to Paragraph 2(a), in the event of any liquidation, dissolution, merger, consolidation or other reorganization (collectively referred to as a “Transaction”), this Option shall continue in effect, except that following a Transaction, Optionee shall, upon the exercise of this Option, be entitled to receive in respect of each share of Option Stock the same number and kind of stock, securities, cash, property or other consideration, as the case may be, that each holder of a share of Common Stock was entitled to receive in the Transaction in respect of such share.

                                                (iii)          The Board may restrict the rights of or the applicability of this Paragraph 4(c) to the extent necessary to comply with Section 16(b) of the Securities Exchange Act of 1934, the Internal Revenue Code  or any other applicable law or regulation.  The grant of this Option shall not limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, exchange or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

                                d.             Shares Reserved.  The Company shall at all times during the option period reserve and keep available such number of shares as will be sufficient to satisfy the requirements of this Agreement.

                                e.             Withholding Taxes.  In order to permit the Company to comply with all applicable federal or state income tax laws or regulations, the Company may take such action as it deems appropriate to insure that, if necessary, all applicable federal or state payroll, income or other taxes are withheld from any amounts payable by the Company to Optionee.  If the Company is unable to withhold such federal and state taxes, for whatever reason, Optionee hereby agrees to pay to the Company an amount equal to the amount the Company would otherwise be required to withhold under federal or state law.  Optionee may, subject to the approval and discretion of the Board of Directors of the Company or such administrative rules it may deem advisable, elect to have all or a portion of such tax withholding obligations satisfied by delivering shares of the Company’s Common Stock or by electing to have the Company withhold shares of Option Stock otherwise issuable to Optionee.  Such shares shall have a fair market value (as determined by the Board of Directors) equal to the minimum required tax withholding, based on the minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to the supplemental income resulting from the exercise of this Option.  In no event may the Company withhold shares having a fair market value in excess of such statutory minimum required tax withholding.

                                f.              Nontransferability.  During the lifetime of Optionee, this Option shall be exercisable only by Optionee or by the Optionee’s guardian or other legal representative, and shall not be assignable or transferable by Optionee, in whole or in part, other than by will or by the laws of descent and distribution.

                                g.             Lockup Period Limitation.  Optionee agrees that in the event the Company advises Optionee that it plans an underwritten public offering of its Common Stock in compliance with the Securities Act of 1933, as amended, and that the underwriter(s) seek to impose restrictions under which certain shareholders may not sell or contract to sell or grant any option to buy or otherwise dispose of part or all of their stock purchase rights of the underlying Common Stock, Optionee hereby agrees that for a period not to exceed 180 days from the prospectus, Optionee will not sell or contract to sell or grant an option to buy or otherwise dispose of this Option or any of the underlying shares of Option Stock without the prior written consent of the underwriter(s) or its representative(s).

                                h.             Blue Sky Limitation.  Notwithstanding anything in this Agreement to the contrary, in the event the Company makes any public offering of its securities and determines in its sole discretion that it is necessary to reduce the number of issued but unexercised stock purchase rights so as to comply with any state securities or Blue Sky law limitations with respect thereto, the Board of Directors of the Company shall have the right (i) to accelerate the date on which this Option must be exercised, provided that the Company gives Optionee 15 days’ prior written notice of such acceleration, and (ii) to cancel any portion of this Option or any other option granted to Optionee which is not exercised prior to or contemporaneously with such public offering.  Notice shall be deemed given when delivered personally or when deposited in the United States mail, first class postage prepaid and addressed to Optionee at the address of Optionee on file with the Company.

                                i.              Stock Legend.  The Board of Directors of the Company may require that the certificates for any shares of Common Stock purchased by Optionee (or, in the case of death, Optionee’s successors) shall bear an appropriate legend to reflect the restrictions of Paragraphs 4(b), 4(g) and 4(h) of this Agreement.

                                j.              2000 Stock Option Plan.  The Option evidenced by this Agreement is granted pursuant to the Plan, a copy of which Plan has been made available to Optionee and is hereby incorporated into this Agreement.  This Agreement is subject to and in all respects limited and conditioned as provided in the Plan.  The Plan governs this Option and, in the  event of any questions as to the construction of this Agreement or in the event of a conflict between the Plan and this Agreement, the Plan shall govern, except as the Plan otherwise provides, and in accordance therewith, it is hereby agreed that Paragraph 6.08 [Cancellation and Rescission of Options] and Paragraph 7.02 [Provision for Loans] shall not apply to this Option Agreement.

                                k.             Scope of Agreement.  This Agreement shall bind and inure to the benefit of the Company and its successors and assigns and Optionee and any successor or successors of Optionee permitted by Paragraph 2 or Paragraph 4(f) above.

                                l.              Arbitration.  Any dispute arising out of or relating to this Agreement or the alleged breach of it, or the making of this Agreement, including claims of fraud in the inducement, shall be discussed between the disputing parties in a good faith effort to arrive at a mutual settlement of any such controversy.  If, despite such efforts, such dispute cannot be resolved, such dispute shall be settled by binding arbitration.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall be a retired state or federal judge or an attorney who has practiced securities or business litigation for at least 10 years.  If the parties cannot agree on an arbitrator within 20 days, any party may request that the chief judge of the District Court for Hennepin County, Minnesota, select an arbitrator.  Arbitration will be conducted pursuant to the provisions of this Agreement, and the commercial arbitration rules of the American Arbitration Association, unless such rules are inconsistent with the provisions of this Agreement.  Limited civil discovery shall be permitted for the production of documents and taking of depositions.  Unresolved discovery disputes may be brought to the attention of the arbitrator who may dispose of such dispute.  The arbitrator shall have the authority to award any remedy or relief that a court of this state could order or grant; provided, however, that punitive or exemplary damages shall not be awarded.  The arbitrator may award to the prevailing party, if any, as determined by the arbitrator, all of its costs and fees, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses and reasonable attorneys’ fees.  Unless otherwise agreed by the parties, the place of any arbitration proceedings shall be Hennepin County, Minnesota.

                5.             Entire Agreement; Amendment.  This Option Agreement constitutes the entire agreement and understanding of the parties hereto in reference to all matters herein agreed upon.  This Option Agreement may be amended only by written agreement signed by Company and Optionee.

                6.             Binding Effect.  This Agreement shall be binding upon the parties hereto and their heirs, executors and assigns.

                7.             Governing Law.  The provisions of this agreement shall be construed and enforced according to the laws of the State of Delaware, to the extent that such laws are not preempted by any applicable federal law, regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

LIGHTNING ROD SOFTWARE, INC.

By:	/s/ James S. Murphy
James S. Murphy
Chairman of the Compensation Committee

/s/ Thomas J. Patin
Thomas J. Patin, Optionee